New York Headquarters	Mr. Alexander E. Parker
1185 Avenue of the Americas, Floor 3	Senior Managing Director
New York, N.Y. 10036	E. alexander.parker@buxtonhelmsley.com
T. +1 (212) 951-1530
F. +1 (212) 641-4349

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January 25, 2022

Former Directors - All Members	Ms. Joann Reed, Interim Director
Mallinckrodt Plc.	Mr. Carlos V. Paya, M.D., Ph. D., Interim Director
53 Frontage Road, Shelbourne Building	Mr. Angus Russell, Former Chairman
Hampton, N.J. 08827	Mr. J. Martin Carroll, Former Director
Mr. Paul R. Carter, Former Director
Mr. David Norton, Former Director
Ms. Anne C. Whitaker, Former Director
Mr. Mark Trudeau, Former Director
Mr. Kneeland Youngblood, Former Director

Re:   The Buxton Helmsley Group, Inc.'s Notice of Significant Ownership of Ordinary Shares - Mallinckrodt Plc. (the "Company")

Ladies and Gentlemen of the Dismissed Board (the "Dismissed Board"):

Despite this Dismissed Board's refusal to recognize The Buxton Helmsley Group, Inc. ("BHG") as a shareholder/member in the context of our now-twice over requests under the Companies Act of 2014 (the "Companies Act"), § 216, BHG took great note that - within your Companies Act, § 1062, request - this Dismissed Board, for some reason, wished to remain abreast of how many shares BHG owns, even though we are not a shareholder/member?  In particular, this Dismissed Board cited BHG's supposed obligations under Chapter 4 of Part 17 of the Companies Act, within its January 14, 2022, letter to BHG.  BHG wishes to notice this Dismissed Board that yesterday, January 24, 2022, we crossed the 3% share ownership threshold through open market accumulation.  BHG will notice the Company of each whole percentage deviation from here forward, in good faith, despite your claim that we are not a shareholder/member.  If you actually wanted to stick to your story that only those who directly appear on the shareholder/member register are shareholders/members, BHG would not be subject to reporting ownership, would we?  Endlessly, you contradict your own arguments.

BHG, pursuant to our obligations under 17 CFR § 240.13d-1, will file an amended 13d tomorrow, January 26, 2022, with the U.S. Securities and Exchange Commission, releasing our new share ownership details.  BHG, further, reaffirms we will provide our full response to the Company's request for information under the Companies Act, § 1062, by 11:59pm GMT on Friday, February 4, 2022.

BHG reminds this Dismissed Board of our January 19, 2022, now-second request as a shareholder/member of this Company, pursuant to our right as a shareholder/member under the Companies Act, § 216, for a current copy of:

1) the Company's directors' and secretaries' register;

2) the disclosable interests register;

3) the member's register; and

4) all minutes of meetings from January 2020 to present.

BHG, as a shareholder/member of this Company, has a statutory right to be provided those documents, and this Dismissed Board has a statutory obligation to produce them.  If BHG was not a shareholder/member, you would not wish to remain abreast of how many shares we own.  Let's see how many violation instances this Dismissed Board can wrack up under one statute alone; we will be at two violation instances (up to a year of imprisonment) under the Companies Act, § 216, alone, with failure of this Dismissed Board to produce those requested documents to BHG by January 29, 2022.  Once again, those documents are to be electronically produced to IR@BuxtonHelmsley.com.  If this Dismissed Board recognizes BHG as a shareholder/member for purposes of requiring ownership reports, we are shareholders/members in the context of the Companies Act, § 216.  Non-members do not possess many shares to restrict under the Companies Act, § 768, do they?

By the way, you still are refusing to receive all inbound e-mail correspondence at the board.directors@mnk.com e-mail address.  BHG has attempted to communicate through that publicly designated address of our fiduciaries through multiple different e-mail accounts.  That is now over 3 months of refusing e-mails that could trigger this Dismissed Board's obligations as fiduciaries, is it not?

Very Truly Yours,

Alexander Parker

Senior Managing Director

The Buxton Helmsley Group, Inc.

CC (by e-mail and post):	Office of the Director of Corporate Enforcement	Ms. Marian Lynch
	16 Parnell Square	Ms. Xana McCarthy, Investigator
	Dublin 1	Ms. Suzanne Gunne, Enforcement Lawyer
	D01 W5C2	Mr. Ian Drennan, Director
Ireland